Independent Auditors’ Consent

The Board of Directors
Bio-Technology General Corp.:

We consent to the incorporation by reference in the registration statement Nos. 33-83902, 33-46628, 333-33077, 333-02685, and 333-65626 on Form S-3 and Nos. 33-51202, 33-83904, 33-69870, 33-41591, 33-41592, 33-41593, 333-36121, 333-33073, 333-33075, 333-64541, and 333-87344 on Form S-8 of Bio-Technology General Corp. (the Company) of our report dated September 20, 2002, with respect to the consolidated balance sheets of Bio-Technology General Corp. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K/A of Bio-Technology General Corp.

Our report refers to a change in the method of revenue recognition for certain up-front nonrefundable fees in 2000.

Also, our report refers to the Company’s restatement of the consolidated financial statements for the years ended December 31, 1999, 2000 and 2001, which consolidated financial statements were previously audited by other independent auditors.

/s/ KPMG LLP

Princeton, New Jersey
September 23, 2002